Exhibit 99.1

Elys Game Technology Anticipates Revenue Growth of 26% for the Fourth Quarter of 2020

NEW YORK, January 28, 2021 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS)(NEO:ELYS)(BER:3UW), an interactive gaming and sports betting technology company, today reported that preliminary, unaudited net gaming revenue increased by 26% to approximately $13.1 million for fourth quarter of 2020 compared to $10.4 million for the same period in the previous year. Additionally, web-based gross gaming revenue increased by approximately 69% in Q4 2020 compared to the same period in the previous year.

As reported by Italy’s leading gambling, betting, and gaming news agency AGIMEG (Agenzia Giornalistica sul Mercato del Gioco), spending within the online sports betting sector in Italy reached almost $1.2bln (€997.7 million) for the full year of 2020, an increase of approximately 37.5% over 2019 according to statistics provided by the Italian regulator ADM. Despite the highly competitive market in Italy, Elys grew by +56% gaining market share while further strengthening its competitive position in the mobile and online channel.

Matteo Monteverdi, CEO of Elys, commented, “We continue to generate very strong year-over-year revenue growth in our foundational operations despite the impact of COVID-19. Moreover, our online gaming performance in Italy increased by 65% in 2020, and we believe that we have been able to navigate the current market far better than many of our peers. We credit this growth to our omni-channel distribution approach, which combines the best of both online and land-based retail betting. We believe this multi-faceted approach allows us to remain nimble as an organization and quickly adapt to evolving market conditions such as the current pandemic.”

“Our goal is to not only establish ourselves as one of the world’s leading sports betting enterprises but, more importantly, aligning our product and service offerings to the needs of our B2B clients as well as B2C consumers in order to build a well-managed organization that is both highly profitable and sustainable. As a result, we believe we are extremely well positioned heading into to 2021, as we kick off our U.S. expansion strategy. In this regard, we anticipate a number of very meaningful near-term milestones and look forward to providing updates on our roll-out as developments unfold.”

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. In Italy, Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots.

The Company’s innovative wagering solution, services online operators, casinos, retail betting establishments and franchise distribution networks. The Company has completed the product regulatory requirements to commence B2B operations in the United States.

Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company’s expected revenues and profitability for the fourth quarter of 2020, the Company’s omni-channel distribution approach allowing it to remain nimble as an organization and quickly adapt to market conditions such the current pandemic, establishing the Company as a world leading sports betting enterprise, aligning the Company’s product and service offering to the needs of its B2B clients as well as B2C consumers, the Company building a well-managed organization that is both highly profitable and sustainable, being extremely well positioned heading into to 2021, and the Company’s future prospects in reaching meaningful near-term milestones and providing updates on the roll-out of its U.S. expansion strategy as developments unfold. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully launch its operations in the USA, the regulatory environment in all jurisdictions, the ability to grow market share in new and existing markets, the Company’s ability to quickly adapt to market conditions such the current pandemic, the Company’s ability to establish Elys as a world leading sports betting enterprise, the Company’s ability to align its product and service offering to the needs of its B2B clients and B2C consumers, the Company’s ability to build a well-managed, highly profitable and sustainable organization, the Company’s ability to reach its near-term milestones and to complete its roll-out in the U.S. as planned, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:

Crescendo Communications, LLC

David Waldman

Tel: (212) 671-1020

Email: elys@crescendo-ir.com